February 19, 2007

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, DC
USA 20549

To Whom it May Concern:

We have read Item 4 to Form 8-K dated February 19, 2007 of Service Air Group, Inc. and are in agreement with the statements contained therein. Our audit and review reports expressed a going concern. We have no basis to agree or disagree with the other statements of the registrant contained in the Form 8-K.

Yours truly,

/s/ Staley. Okada & Partners

STALEY, OKADA & PARTNERS

Chartered Accountants